As filed with the Securities and Exchange Commission on May 16, 2016
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
 UNDER THE SECURITIES ACT OF 1933
RENAISSANCERE HOLDINGS LTD.
 (Exact name of registrant as specified in its charter)
Bermuda (State or other jurisdiction or incorporation or organization)	98-014-1974 (I.R.S. Employer Identification Number)

Renaissance House
12 Crow Lane
Pembroke HM 19
 Bermuda

(Address of Principal Executive Offices)

RenaissanceRe Holdings Ltd.
 2016 Long-Term Incentive Plan
(Full title of the plan)

RenRe North America Holdings Inc.
3200 Atlantic Avenue
Suite 114
Raleigh, NC  27604
 (919) 876-3633
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Robert B. Stebbins, Esq. Michael A. Katz, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019-6099 (212) 728-8000	Stephen H. Weinstein, Esq. Senior Vice President, General Counsel and Secretary RenaissanceRe Holdings Ltd. 12 Crow Lane Pembroke HM 19 Bermuda (441) 295-4513

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer.  See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act.  (Check one):
Large accelerated filer ☒         Accelerated filer ☐
Non-accelerated filer ☐(Do not check if a smaller reporting company)   Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee (3)
Common shares, par value $1.00 per share	1,875,000	$112.92	$211,725,000.00	$19,776.56
(1)	This amount is equal to the sum of 1,625,000 common shares, par value $1.00 per share (“Common Shares”) and an estimate of the number of Common Shares that may be issued under the Registrant’s 2016 Long-Term Incentive Plan (the “2016 Plan”) as a result of awards outstanding under the Registrant’s 2001 Stock Incentive Plan or the Registrant’s 2010 Performance Based Equity Incentive Plan (the “2010 Plan”) expiring or being canceled, forfeited, settled in cash or otherwise terminated without delivery to the grantee of the full number of shares to which the awards related. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) also covers an indeterminable number of additional Common Shares as may hereafter be offered or issued pursuant to the 2016 Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without the receipt of consideration.
(2)	Estimated solely for calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low prices per share of the Common Shares on May 9, 2016, as reported by The New York Stock Exchange.
(3)	Pursuant to Rule 457(p) under the Securities Act, the amount of the aggregate total registration fee of $21,320.71 is offset by the registration fee of $1,544.15 previously paid with respect to 398,621 unissued and unused Common Shares previously registered by the Registrant on Registration Statement on Form S-8 filed with the United States Securities and Exchange Commission on June 9, 2010 (File No. 333-167394) (the “Prior Registration Statement”). Pursuant to the Prior Registration Statement, the Registrant registered 750,000 Common Shares for issuance pursuant to the 2010 Plan, of which 398,621 Common Shares have not been issued and are not subject to outstanding awards granted under the 2010 Plan and will be deregistered pursuant to a post-effective amendment to the Prior Registration Statement filed contemporaneously with this Registration Statement. For more details, please see the explanatory note following this page.

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) is filed by RenaissanceRe Holdings Ltd. (the “Registrant”) to register 1,875,000 common shares, par value $1.00 per share (“Common Shares”), of the Registrant, which may be issued under the Registrant’s 2016 Long-Term Incentive Plan (the “2016 Plan”).  This amount includes 1,625,000 Common Shares plus an estimate of the number of Common Shares that may be issued under 2016 Plan as a result of awards outstanding under the Registrant’s 2001 Stock Incentive Plan (the “2001 Plan”) or the Registrant’s 2010 Performance-Based Equity Incentive Plan (the “2010 Plan” and, together with the 2001 Plan, the “Prior Plans”) expiring or being canceled, forfeited, settled in cash or otherwise terminated without delivery to the grantee of the full number of shares to which the awards related.  The 2001 Plan expired in accordance with its terms on February 6, 2016 and no additional awards may be made under the 2001 Plan.  On May 16, 2016, at the Registrant’s 2016 Annual General Meeting of Shareholders, the Registrant’s shareholders approved the 2016 Plan to succeed the Prior Plans.  Upon shareholder approval of the 2016 Plan, the 2016 Plan replaced the 2010 Plan and no additional awards will be made under the 2010 Plan.
Concurrently with this Registration Statement, the Registrant is filing post-effective amendments to the Registrant’s prior Registration Statements on Form S-8 (File Nos. 333-167394 and 333-68282), filed with the United States Securities and Exchange Commission (the “Commission”) on June 9, 2010 and August 24, 2001, to deregister all Common Shares that remain unsold under the Prior Plans, which remain in effect only with respect to previously granted awards.
Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the rules and regulations of the Commission.  Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.	Incorporation of Documents By Reference
The following documents, filed with the Commission by the Registrant, are incorporated by reference into this Registration Statement:
(a)          the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on February 19, 2016;
(b)          the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the Commission on April 28, 2016;
(c)          the Registrant’s Current Report on Form 8-K, filed with the Commission on February 24, 2016; and
(d)          the description of the Common Shares contained in the Registrant’s Registration Statement on Form 8-A (File No. 00026512), filed with the Commission on July 24, 1995, including any amendment or report filed for the purpose of updating such description.
In addition, all documents, reports and definitive proxy or information statements filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are “furnished” and not “filed” in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement unless the Registrant expressly provides to the contrary that such document or information is incorporated by reference into this Registration Statement.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superseded.
Item 4.	Description of Securities
Not applicable.
Item 5.	Interests of Named Experts and Counsel
Not applicable.
Item 6.	Indemnification of Directors and Officers
Section 98 of the Companies Act of 1981 of Bermuda (the “Companies Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability that by virtue of Bermuda law otherwise would be imposed on them, except in cases where such liability arises from the fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda in certain proceedings arising under Section 281 of the Companies Act.
In addition, Section 98 of the Companies Act provides that a Bermuda company may advance moneys to its directors, officers and auditors for the costs, charges and expenses incurred by them in defending any civil or criminal proceedings against them, on condition that the director, officer or auditor repay the advance if any allegation of fraud or dishonesty is proved against them.
The Registrant has adopted provisions in its Bye-Laws that provide that the Registrant shall indemnify its officers and directors to the maximum extent permitted under the Companies Act, except where such liability arises from fraud, dishonesty, willful negligence or default.
The Registrant has entered into employment agreements with its executive officers which each contain provisions pursuant to which the Registrant has agreed to indemnify each executive to the fullest extent contemplated by Bermuda laws, subject to only certain exceptions, and to maintain customary insurance policies providing for indemnification.  These employment agreements also provide for advancement by us to such executive officer of expenses incurred in defending any civil or criminal action, suit or proceeding, upon receipt by the Registrant of a written affirmation of such officer’s good faith belief that his or her conduct does not constitute the sort of behavior that would preclude indemnification under the employment agreement and of a written undertaking, executed personally or on his or her behalf, to repay any advances if it is ultimately determined that he or she is not entitled to be indemnified by the Registrant under the employment agreement.
The Registrant has purchased insurance on behalf of its directors and officers for liabilities arising out of their capacities as such.
Item 7.	Exemption From Registration Claimed
Not applicable.
Item 8.	Exhibits
The Exhibits to this Registration Statement are listed on the Exhibit Index and incorporated herein by reference.
Item 9.	Undertakings
(a)          The undersigned registrant hereby undertakes:
(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§ 239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.
(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pembroke, Bermuda, on the 16th day of May, 2016.
RENAISSANCERE HOLDINGS LTD.
By:	/s/ Kevin J. O’Donnell
Kevin J. O’Donnell
President, Chief Executive Officer and Director
POWER OF ATTORNEY
The undersigned officers and directors of RenaissanceRe Holdings Ltd. hereby severally constitute and appoint Stephen H. Weinstein, Mark A. Wilcox, Jeffrey D. Kelly and Molly E. Gardner, and each of them, attorneys-in-fact for the undersigned, in any and all capacities, with the power of substitution, to sign any amendments to this Registration Statement (including post-effective amendments) and any subsequent registration statement for offerings under this Registration Statement which may be filed pursuant to Rule 462(b) under the Securities Act, and to file the same with exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all interests and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:
Name		Title	Date

By:	/s/ Kevin J. O’Donnell Kevin J. O’Donnell	President, Chief Executive Officer and Director (Principal Executive Officer)	May 16, 2016

By:	/s/ Jeffrfey D. Kelly Jeffrey D. Kelly	Executive Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)	May 16, 2016

By:	/s/ Mark A. Wilcox Mark A. Wilcox	Senior Vice President, Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)	May 16, 2016

By:	/s/ James L. Gibbons James L. Gibbons	Director	May 16, 2016

By:	/s/ David C. Bushnell David C. Bushnell	Director	May 16, 2016

By:	/s/ Brian G. J. Gray Brian G. J. Gray	Director	May 16, 2016

By:	/s/ William F. Haggerty IV William F. Haggerty IV	Director	May 16, 2016

By:	/s/ Jean D. Hamilton Jean D. Hamilton	Director	May 16, 2016

By:	/s/ Henry Klehm III Henry Klehm III	Director	May 16, 2016

By:	/s/ Ralph B. Levy Ralph B. Levy	Director	May 16, 2016

By:	/s/ Carol P. Sanders Carol P. Sanders	Director	May 16, 2016

By:	/s/ Anthony M. Santomero Anthony M. Santomero	Director	May 16, 2016

By:	/s/ Edward J. Zore Edward J. Zore	Director	May 16, 2016

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Registration Statement in the City of Pembroke, Bermuda, on May 16, 2016.
AUTHORIZED U.S. REPRESENTATIVE
By:	/s/ Stephen H. Weinstein
Stephen H. Weinstein
General Counsel and Secretary
RenRe North America Holdings Inc.

EXHIBIT INDEX
Exhibit No.	Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date
5.1	Opinion of Conyers Dill & Pearman Limited					X
23.1	Consent of Ernst & Young Ltd. – Independent Registered Public Accounting Firm					X
23.2	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1)					X
24.1	Power of Attorney (included on signature page of this Registration Statement)					X
99.1	RenaissanceRe Holdings Ltd. 2016 Long-Term Incentive Plan	DEF 14A	001-14428	App. A	April 1, 2016